Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Valley National Bancorp Michael Hagedorn Senior Executive Vice President and Chief Financial Officer 973-872-4885

VALLEY NATIONAL BANCORP ANNOUNCES THE RECEIPT OF

REGULATORY AND SHAREHOLDER APPROVALS FOR THE ACQUISITION OF ORITANI FINANCIAL CORP.

New York, N.Y. – Friday, November 15, 2019 - Valley National Bancorp (NASDAQ:VLY) (“Valley”) announced today that shareholders of both Valley and Oritani Financial Corp. (“Oritani”) (NASDAQ: ORIT) voted in favor of the merger at their respective shareholder meetings. Valley now has received the necessary shareholder and regulatory approvals to complete the previously announced merger with Oritani (the “Merger”). Shareholders of Oritani will receive 1.60 shares of Valley common stock for each Oritani share they own pursuant to the terms of the Merger when it closes. The Merger is expected to be effective on December 1, 2019, subject to remaining closing conditions.

As of September 30, 2019, Oritani had approximately $4.0 billion in assets, $3.4 billion in net loans, and $2.9 billion in deposits. Oritani maintains a branch network of 26 offices in New Jersey.

The Merger represents a significant addition to Valley's New Jersey franchise, and will meaningfully enhance its presence in the densely populated and affluent Bergen County market. The Merger will also bolster capital, providing greater balance sheet optionality and the acceleration of previously disclosed strategic initiatives.

About Valley

As the principal subsidiary of Valley, Valley National Bank is a regional bank with approximately $33.8 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates over 200 branches across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley's corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Service Center at 800-522-4100.

About Oritani

Oritani is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. Oritani currently operates its main office and 25 full-service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

One Penn Plaza, New York, NY 10119	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

Forward-Looking Statement

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to those regarding the proposed Merger. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to satisfy the remaining closing conditions to the Merger on the proposed terms and within the proposed timeframe including, without limitation, delays in closing the Merger; the inability to realize expected cost savings and synergies from the Merger in amounts or in the timeframe anticipated; changes in the estimates of non-recurring charges; the diversion of management’s time on issues relating to the Merger; costs or difficulties relating to Oritani integration matters might be greater than expected; changes in the stock price of Valley from the date of the Merger announcement to the closing date; material adverse changes in Valley’s or Oritani’s operations or earnings; the inability to retain customers and qualified employees of Oritani; developments in the DC Solar bankruptcy and federal investigations that could require the recognition of additional tax provision charges related to uncertain tax liability positions; higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law; and weakness or a decline in the U.S. economy, in particular in New Jersey, the New York Metropolitan area (including Long Island), Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas, as well as the risk factors set forth in Valley’s Annual Report on Form 10-K for the year ended December 31, 2018. Valley assumes no obligation for updating any such forward-looking statement at any time.

One Penn Plaza, New York, NY 10119	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com